EXHIBIT 10.19

***** Confidential Treatment has been requested for portion of this agreement. The copy file herewith omits information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

                       DATA ANALYSIS PRODUCTS DEVELOPMENT
                           AND DISTRIBUTION AGREEMENT

     This Data Analysis Products Development and Distribution Agreement ("Agreement") is made this 16th day of August, 2000 (the "Effective Date") by and between Amersham Pharmacia Biotech Inc., a Delaware corporation, with an office at 800 Centennial Avenue, Piscataway, New Jersey 08855 ("APB") and InforMax, Inc., a Delaware corporation, with an office at 6010 Executive Boulevard, Rockville, Maryland 20852 ("InforMax"). APB and InforMax shall each individually be referred to as "Party" and collectively as the "Parties."

SECTION 1 - DEFINITIONS

     The following terms and any other terms defined in this Agreement shall have the meaning associated therewith, whether such term is used in the singular or plural form.

     1.1 BIOTECH MARKET. "Biotech Market" shall mean any life sciences or biotechnology company whose principal place of business is located in North America or Western Europe that is not ranked among the top fifty (50) life sciences and biotechnology companies as ranked by revenues at the end of each calendar year. The parties shall mutually agree upon a source that publishes the revenue rankings of life sciences and biotechnology companies for purposes of this Section 1.1.

     1.2 BUSINESS INFORMATION AGREEMENT. "Business Information Agreement" shall mean the agreement between APB and InforMax for the development and license of the Espresso platform and any other platform the Parties agree upon.

     1.3 DATA ANALYSIS PRODUCTS. "Data Analysis Products" shall mean the software products developed by InforMax substantially in accordance with the Specifications, and acceptance test criteria set forth in Exhibit A attached hereto and incorporated herein by reference. The functionality of the Data Analysis Products shall include, but not be limited to, the following: [*****] The Data Analysis Products will consist of the Jointly Developed Code (as defined below) combined with the InforMax Software.

     1.4 END USERS. "End Users" shall mean the external end users of the Data Analysis Products.

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     1.5  INFORMAX  SOFTWARE.   "InforMax  Software"  shall  mean  the  software
identified on Exhibit B attached hereto and incorporated by reference.

     1.6 JOINTLY DEVELOPED CODE. "Jointly Developed Code" shall mean the computer code created by InforMax pursuant to Exhibit A.

     1.7 LIFE SCIENCES MARKET. "Life Sciences Market" shall mean (i) any life sciences or biotechnology company whose principal place of business is located in North America or Western Europe and is ranked in the top fifty (50) life sciences and biotechnology companies as ranked by revenues at the end of each calendar year, and (ii) any life sciences or biotechnology company whose principal place of business is located outside of North America and Western Europe. The parties shall mutually agree upon a source that publishes the revenue rankings of life sciences and biotechnology companies for purposes of this Section 1.7.

     1.8 MAINTENANCE. "Maintenance" shall mean those services provided pursuant to Sections 5.4, 5.5, 5.6 and 5.7.

     1.9 MAINTENANCE FEES. "Maintenance Fees" shall mean the fees paid by an End User for all Maintenance.

     1.10 NORTH  AMERICA.  "North  America"  shall  mean the  United  States and
Canada.

     1.11 SPECIFICATIONS. "Specifications" shall mean the technical requirements for the Data Analysis Products set forth in Exhibit A.

     1.12 SUBSIDIARY. A "Subsidiary" shall mean any corporation or entity that is owned or controlled by APB and/or its parent corporation. Except as set forth in Section 3.1(a), to be owned means that at least twenty percent (20%) of all equity interests in the subsidiary corporation or subsidiary entity are beneficially owned by APB and/or its parent corporation. To be controlled means that APB and/or its parent has the right and authority to appoint and direct the management of the Subsidiary corporation or Subsidiary entity.

     1.13 WESTERN EUROPE. "Western Europe" shall mean the United Kingdom, Ireland, France, Germany, Spain, Portugal, Italy, Switzerland, Austria, Sweden, Finland, Norway, Denmark, The Netherlands, Belgium, Greece, Iceland, Luxemberg and Liechtenstein.

SECTION 2 - DEVELOPMENT AND DELIVERY

     2.1 DEVELOPMENT OF DATA ANALYSIS PRODUCTS. InforMax shall use commercially reasonable efforts to develop the Data Analysis Products in accordance with the Specifications. The development of the Data Analysis Products will include the development of the Jointly Developed Code combined with the InforMax Software. In the event that InforMax does not use commercially reasonable efforts to develop the Data Analysis Products, APB shall have the right to terminate this Agreement immediately without penalty to InforMax and shall also have the right to seek all available legal and equitable remedies.

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     2.2 SPECIFICATIONS DEVELOPMENT. The Parties hereby acknowledge that Exhibit
A attached hereto is not in final form. Upon execution of this Agreement, the Parties shall use commercially reasonable efforts to complete Exhibit A within one hundred eighty (180) days following the Effective Date. The parties hereby agree that Exhibit A shall include the Specifications, schedules, milestones, completion dates and acceptance testing criteria applicable to the Data Analysis Products.

     2.3 PROCESS DEVELOPMENT. Simultaneously with the preparation and completion of Exhibit A, the Parties shall use commercially reasonable efforts to establish mutually agreed upon procedures and guidelines for the development process within one hundred eighty (180) days following the Effective Date.

     2.4 DOCUMENTATION. The Data Analysis Products will include that documentation developed by InforMax for use by End Users with the Data Analysis Products. Such documentation shall hereinafter be referred to as the "Documentation." All references in this Agreement to Data Analysis Products shall also apply to the Documentation to the extent that the context reasonably permits.

     2.5 DELIVERY. Within thirty (30) days of the Effective Date, InforMax shall deliver to APB the currently existing development platform documentation as described on Exhibit A attached hereto, and within one hundred and eighty (180) days thereafter the Parties shall identify all modifications to such development platform documentation, and all additional platform documentation, which must be provided to APB on such milestone dates as the Parties shall mutually agree within the same hundred and eighty (180) days. In any event, upon a request by APB any time after December 31, 2001, InforMax shall promptly deliver to APB all available development platform documentation. After completion of the development of the Data Analysis Products, InforMax shall deliver copies of the Data Analysis Products, including the source code to the Jointly Developed Code, to APB for acceptance testing pursuant to Section 4.

     2.6 OWNERSHIP.

         (a) DATA ANALYSIS PRODUCTS AND JOINTLY DEVELOPED CODE. InforMax and APB shall jointly own all right, title and interest in and to the Data Analysis Products and the Jointly Developed Code, and all intellectual property rights associated therewith, including but not limited to patents, copyrights, know-how and trade secrets, and each Party shall take all steps necessary to vest and perfect such title in the other, regardless of whether any work or invention was authored or developed solely by one party hereunder. Each Party's right, if any, to license, distribute, use, copy and modify the Data Analysis Products and to any compensation as a result of the other Party's transfer, sale or other exploitation of the Data Analysis Products, shall be determined solely by this Agreement. InforMax agrees that it shall use the Data Analysis Products and any rights thereto solely for the purposes of carrying out this Agreement, provided, however, that subject to Section 5.9, nothing herein shall limit or in any way restrict InforMax's right, title or use of InforMax Software or any other know-how arising out of this Agreement or any intellectual property rights therein.

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         (b) INFORMAX  SOFTWARE.  APB agrees and acknowledges  that InforMax and its suppliers are, and shall remain, the owners of all right, title and interest in and to the InforMax Software, including all documentation, enhancements and updates thereto and all intellectual property rights therein, and that APB and its Subsidiaries and its Resellers (as defined below) shall not obtain or claim, pursuant to this Agreement or its rights granted hereunder, any ownership interest in the InforMax Software or any documentation, enhancements or updates thereto, or any intellectual property rights therein.

         (c) APB SOFTWARE. InforMax acknowledges that APB may, during the term of this Agreement provide InforMax with certain APB proprietary software. In the event that APB does provide InforMax with any APB proprietary software, InforMax acknowledges that APB shall remain the owner of all right, title and interest in and to such APB proprietary software, including all documentation, enhancements and updates thereto and all intellectual property rights therein, and InforMax shall not claim any ownership interest in such APB proprietary software.

SECTION 3 - USE, DISTRIBUTION AND SUBLICENSING OF DATA ANALYSIS PRODUCTS

     3.1 LICENSE GRANTS.

         (a)  INTERNAL  USE  LICENSE.  InforMax  hereby  grants  to APB  and its
Subsidiaries during the term of this Agreement a world-wide, royalty free, transferable (only to the extent permitted by Section 13.3 herein) license to use InforMax's GenoMax software as part of the Data Analysis Products at such sites and facilities owned or controlled by APB or its Subsidiaries (hereinafter, the "Internal Use License"). InforMax shall provide Maintenance to APB at no cost in connection with the Internal Use License pursuant to InforMax's then-current Maintenance plan. The Internal Use License is restricted to internal use by APB and its Subsidiaries. APB and its Subsidiaries shall be permitted to make a limited number of copies of the InforMax GenoMax software as reasonably necessary to exercise the Internal Use License and for back-up or archival purposes. For purposes of this Section 3.1(a) only, "Subsidiary" shall mean an entity of which APB owns greater than a fifty percent (50%) equity interest.

         (b) APB DISTRIBUTION LICENSE. Subject to the terms and conditions set forth in this Agreement, InforMax hereby grants APB and its Subsidiaries during the term of this Agreement, a world-wide exclusive, transferable (only to the extent permitted by Section 13.3 herein) right and license to (i) distribute and sublicense, directly or indirectly through Resellers (as defined below) to End Users, the InforMax Software solely in bundled form with the Data Analysis Products; (ii) to demonstrate, market, advertise and promote to prospective End Users the InforMax Software solely in bundled form with the Data Analysis
Products; and (iii) make a reasonable number of copies of the Data Analysis Products and use such copies in accordance with the terms set forth herein. "Resellers" shall mean any distributors, dealers and retailers of APB.

         (c)  INFORMAX  TRADEMARK  LICENSE.   Subject  to  InforMax's   standard
trade-mark usage guidelines, which InforMax may amend from time to time in its sole discretion,

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InforMax  hereby  grants to APB the  right to use and  display  the  trademarks, tradenames, service marks and logos set forth on Exhibit C attached hereto and incorporated herein by reference (the "Marks"), solely in connection with discharging its rights and obligations under this Agreement. APB and its Subsidiaries and Resellers shall be obligated to use the Marks in its
performance   hereunder,   including  but  not  limited  to,  its   distribution
obligations set forth in 3.1(b) above. APB and its Subsidiaries and Resellers shall not use the Marks, or any other trademarks, service marks, logos or tradenames of InforMax, or any word, symbol or design confusingly similar thereto, as part of its corporate name, or as part of the name of any product of APB or it Subsidiaries.

         (d) APB TRADEMARK LICENSE. To the extent necessary and subject to APB's standard trademark usage guidelines which APB may amend from time to time in its sole discretion, and once the parties have agreed upon a marketing plan and budget pursuant to Section 5.8(a), APB shall grant to InforMax the right to use and display such trademarks, tradenames, service marks and logos of APB that are reasonably necessary in connection with discharging its rights and obligations under this Agreement. InforMax shall not use any trademarks, tradenames, service marks and logos of APB, or any word, symbol or design confusingly similar thereto, as part of its corporate name, or as part of the name of any product of InforMax or its subsidiaries.

     3.2 RESTRICTIONS. The rights and licenses granted to APB and its Subsidiaries and Resellers in Section 3.1 above shall be limited as follows:

         (a) APB and/or its Subsidiaries and Resellers may not in any way sell, lease, rent, license, sublicense or otherwise distribute the InforMax Software or the Data Analysis Products, or any part thereof, to any person or entity except in bundled form as the Data Analysis Products.

         (b) APB and/or its Subsidiaries and Resellers shall not re-brand or private label the InforMax Software.

         (c) APB and/or its Subsidiaries and Resellers shall not disassemble, decompile or otherwise reverse engineer the InforMax Software or otherwise attempt to learn the source code, structure, algorithms or ideas underlying the InforMax Software or knowingly allow any third parties to do so.

     3.3 COPYING AND PRODUCTION. InforMax shall provide five (5) master copies of the Data Analysis Products to APB. APB will use the master copies to make copies of the Data Analysis Products as permitted for distribution, demonstration, advertising, and marketing pursuant to this Agreement. APB shall also have the right to make a reasonable number of copies of the Data Analysis Products for back-up and archival purposes. APB shall bear all costs of production, distribution, media, printing, and packaging.

     3.4 END USER LICENSE AGREEMENT. APB acknowledges and agrees that APB must grant each End User a license to use the Data Analysis Products and that each End User must execute a written end user license agreement with APB to use the Data Analysis Products (the

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"End User License Agreement"). The End User License Agreement will be consistent with the terms and conditions of this Agreement and will include such terms and conditions as are customary for the protection of similar software products and shall include all necessary terms and conditions reasonably required by InforMax to adhere to its revenue recognition policies and procedures. In addition, the End User License Agreement shall state that (i) InforMax is the owner of the InforMax Software; (ii) InforMax is the co-owner of the Data Analysis Products; and (iii) InforMax is a third party beneficiary under the End User License Agreement and that InforMax shall have the right to enforce the End User License Agreement to the extent necessary or appropriate to protect its proprietary rights in the InforMax Software and the Data Analysis Products. APB hereby covenants that the obligations set forth in this Section 3.4 shall also apply to Resellers and that APB shall require all Resellers to comply with this Section 3.4.

SECTION 4 - ACCEPTANCE

     4.1 ACCEPTANCE PERIOD. APB may test each Data Analysis Product for a thirty
(30) day period beginning on the date of receipt by APB from InforMax (the "Acceptance Period"). APB may reject each delivered Data Analysis Product within the Acceptance Period due to the failure of such Data Analysis Product to materially perform in accordance with the acceptance criteria set forth in Exhibit A. Acceptance of each delivered Data Analysis Product ("Acceptance") will be effective on the earliest to occur of the following: (1) provision by APB of a notice of acceptance, or (2) failure of APB to accept or reject each delivered Data Analysis Product within the Acceptance Period.

     4.2 REJECTION.  If any Data Analysis Product is rejected by APB pursuant to
Section 4.1, InforMax will have thirty (30) days from receipt of such notice of rejection to correct any non-conformities and APB will then have a new acceptance period of thirty (30) days from the receipt of the corrected copy of such Data Analysis Product to test such corrected copy in accordance with
Section 4.1 above. In the event that APB rejects any Data Analysis Product more than three (3) times, a representative from the senior management of each Party shall meet and attempt to devise a mutual resolution regarding any outstanding non-conformities within five (5) days after the third rejection. In the event such senior managers are unable to resolve any outstanding non-conformities within ten (10) days after such meeting, this Agreement may be terminated by either Party without penalty to the other Party. InforMax acknowledges and agrees that in the event of termination pursuant to this Section 4.2, APB shall have the right to pursue any remedies it may have in law or equity for InforMax's failure to use commercially reasonable efforts to develop any Data Analysis Product; APB acknowledges and agrees that in the event of termination pursuant to this Section 4.2, InforMax shall have the right to pursue any remedies it may have in law or equity if APB rejects any Data Analysis Product on grounds other than those permitted by this Agreement.

SECTION 5 - END USER SERVICES/DISTRIBUTION EFFORTS

     5.1 TRAINING OF APB REPRESENTATIVES.

         (a) INITIAL TRAINING. InforMax will provide, at no additional charge, initial training to APB which shall consist of training including, but not limited to, the use and

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troubleshooting  of the Data Analysis  Products.  Such initial training shall be conducted in Sunnyvale (California, USA), Cardiff (Wales, UK) and Uppsala (Sweden) and shall take place over a period of up to two (2) weeks at each location. The initial training may be attended by a combined total of up to sixty (60) employees of APB.

         (b) PLACEMENT. At APB's request, InforMax will place up to two (2) InforMax employee programmers from InforMax's research and development group of an appropriate skill level and who are reasonably acceptable to APB at APB's Sunnyvale site for up to four (4) months. Such employees shall not include any member of InforMax' field and/or technical support group located in California. Such employees may also provide services to APB under the Business Information Agreement. For avoidance of doubt, InforMax will only have to place two (2) employees total under both this Agreement and the Business Information Agreement at the APB site in California.

     5.2 PROJECT COMMITTEE. APB and InforMax will form a "Project Committee" comprised of one (1) senior manager from each Party's technical support team. Commencing upon execution of this Agreement, the Project Committee will meet on a monthly basis, either in person at a site to be agreed upon by the Parties or via teleconference, for the primary purpose of ensuring timely development of the Data Analysis Products and coordinating the End User services. On an annual basis, the APB Project Committee member will provide the InforMax Project Committee member a proposed draft of the development plan and the products that it proposes to be developed during the upcoming year. The Parties shall then mutually agree upon a final draft of such development plan, which shall set forth the obligations of each Party for such development.

     5.3 CUSTOMER CONTRACTS; END USER MAINTENANCE. The contractual customer relationships related to the Data Analysis Products and the Maintenance thereto shall be between APB and the End User. APB will provide InforMax the relevant information for each End User (e.g., End User name, address, and types of service requested). The following services will be made available to End Users at InforMax's then-current rates with no royalty obligations to APB:

         (a) INSTALLATION, IMPLEMENTATION AND INTEGRATION. InforMax, at APB's request, will provide installation, implementation and integration of the Data Analysis Products for the End User.

         (B) TRAINING OF END USERS. InforMax, at APB's request, will provide reasonable training to End Users regarding the use and functionality of the Data Analysis Products.

         (C) OTHER SERVICES. The End User may request APB to perform other professional services regarding the Data Analysis Products. In the event APB does not perform such services, it will give InforMax a right of first refusal to perform such services.

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     5.4 BACK-UP TECHNICAL SUPPORT.

         (a) SUPPORT  OBLIGATIONS.  Each Party will provide  support as follows:
(i) APB will provide End Users first line technical phone support for the Data Analysis Products and such telephone support will be available during the hours of 9 a.m. to 5 p.m. (Eastern Standard Time) from Monday to Friday, excluding APB's company holidays; and (ii) InforMax shall provide back-up technical support to APB with respect to the Data Analysis Products. This back-up technical support will be available during the hours of 9 a.m. to 5 p.m. (Eastern Standard Time) from Monday to Friday, excluding InforMax's company holidays. The back-up technical support will be provided to APB through
telephone,  e-mail  and  other  appropriate  means  of  communication.   Back-up
technical support also includes those services set forth in Section 5.4(b) below.

         (b) ERRORS. An "Error" means a programming error or defect in the Data Analysis Products that causes the Data Analysis Products to malfunction or produce erroneous results. A "Critical Error" means an Error that, despite implementation of work-around solutions, if any, provided by InforMax, causes the Data Analysis Products to crash or that otherwise adversely affects an End User to the extent that the Data Analysis Products is not useable by the End User. A "non-Critical Error" is any Error other than a Critical Error. In the event that a Critical Error is reported by APB to InforMax, InforMax shall respond to APB regarding the Critical Error as follows:

             (i) Within one (1) business day, InforMax will respond to the call or other communication reporting the Critical Error and an InforMax support person will be assigned to diagnosis or troubleshoot the Critical Error. Diagnosis or troubleshooting will begin at this time.

             (ii) Within three (3) business days, an InforMax programmer will begin creating a patch, fix or other correction to address the Critical Error. However, if the diagnosis or troubleshooting has not yet adequately identified and revealed the nature of the Critical Error, InforMax may delay the creation of a patch, fix or other correction as necessary, provided that InforMax remain diligent in the diagnosis and troubleshooting of the Critical Error.

             (iii) InforMax may provide temporary work-around solutions prior to providing a permanent patch, fix or correction. If a temporary work-around solution causes a Critical Error to become a non-Critical Error, then the Error shall thereafter be governed as a non-Critical Error.

             (iv) If a visit to an End User site is reasonably required to diagnose or troubleshoot the Critical Error or for a patch, fix, or other correction to the Critical Error, then InforMax shall send support personnel to the End User site.

Non-Critical Errors shall be addressed by InforMax in the normal course of maintenance as provided under Section 5.5 below.

     5.5 ERROR CORRECTION. InforMax shall provide Error Corrections for the Data Analysis Products. "Error Corrections" shall consist of: (a) the correction of Errors that cause the Data Analysis Products to malfunction or produce erroneous results, and/or (b) the provision of

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reasonable  work-around  solutions for such Errors.  Error  Correction  does not include any right to new or different features or functionality.

     5.6 UPDATES. InforMax will provide to End Users updates, fixes or revisions pursuant to Section 5.5 for use with the Data Analysis Products ("Updates"). Any Updates shall be governed by this Agreement as Data Analysis Products and all references in this Agreement to Data Analysis Products will include such Updates.

     5.7 UPGRADES. If and when InforMax upgrades the InforMax Software, InforMax will upgrade the Data Analysis Products as necessary by replacing the outdated InforMax Software in the Data Analysis Products with the new version of the InforMax Software and by making such changes and enhancements to and replacements of the Jointly Developed Code ("Upgraded Jointly Developed Code") as are necessary to make the Jointly Developed Code compatible and useful with the new version of the InforMax Software. An upgrade to the InforMax Software means a new version of the InforMax Software which is characterized by new features or functionality or other improvements and which is designated by InforMax with a new version number (a new version will be software that has a numerical change on the left side of the decimal of the version number (e.g., version 1.0 to version 2.0)). The corresponding upgrades to Data Analysis Products are referred to as "Upgrades." Any Upgrades shall be governed by this Agreement as Data Analysis Products and all references in this Agreement to Data Analysis Products will include such Upgrades. All references in this Agreement to InforMax Software will include such upgraded InforMax Software. Any Upgraded Jointly Developed Code shall be governed by this Agreement as Jointly Developed Code and all references in this Agreement to Jointly Developed Code will include such Upgraded Jointly Developed Code.

     5.8 DISTRIBUTION OBLIGATIONS FOR THE DATA ANALYSIS PRODUCTS.

         (a) APB MARKETING BUDGET. Within one hundred eighty (180) days of the Effective Date, and on an annual basis each year thereafter, the Parties shall mutually agree upon a marketing plan and budget that sets forth APB's anticipated marketing obligations and the amount of funds it shall dedicate to its performance hereunder for each upcoming year. APB shall use commercially reasonable efforts to implement such marketing plan and budget on an annual basis. In the event that APB does not use commercially reasonable efforts to implement the marketing and budget plan in any given year, InforMax shall have the right to terminate this Agreement immediately without penalty to APB, its Subsidiaries or Resellers and shall also have the right to seek all available legal and equitable remedies.

         (b) MARKETING COMMITTEE. APB and InforMax will also form a "Marketing Committee" comprised of one (1) senior manager from each Party's sales and marketing team. Commencing at least two (2) months prior to launch date of the first Data Analysis Product, the Marketing Committee will meet on a monthly basis, whether in person at a site to be agreed upon by the Parties or via teleconference, for the primary purpose of discussing marketing and sales channel strategies. The parties shall also agree on how each respective Party's sales organization shall staff End User accounts and all potential new accounts, and the procedure for APB to register and qualify prospects. For purposes of
Section 6.2(b) and 6.3(b) APB shall have registered a prospect if APB makes a formal presentation to a prospective End User regarding a

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license for the Data  Analysis  Products.  InforMax  hereby  agrees that it will provide to APB all assistance reasonably necessary for APB and its Subsidiaries and Resellers to market and promote the Data Analysis Products including, but
not  limited  to,  assisting  APB  with  lead  generation,   presentations   and
demonstrations.

     5.9 NON-SOLICITATION. The Parties hereby agree that once either of the Parties has made an initial formal presentation to a prospective End User regarding the licensing of the Data Analysis Products, each Party shall refrain from offering to such prospective End User its own products and services on a stand-alone basis until the earlier of: (i) the date upon which such prospective End User notifies either Party that it is not interested in licensing the Data Analysis Products, or (ii) six (6) months from the date that either Party made such initial formal presentation to such prospective End User regarding the Data Analysis Products.

SECTION 6 - PAYMENTS

     6.1 LICENSE FEES. During the term of this Agreement, APB shall pay to InforMax the non-refundable license fees and Maintenance Fees in accordance with the amounts set forth in Sections 6.2 and 6.3 below and pursuant to the other terms and conditions set forth in this Section 6. All payments owed to InforMax by APB shall be made within fifteen (15) days after the last day of each calendar quarter in which the End User has executed the End User License Agreement, provided, however, that if an End User breaches the End User License Agreement and does not pay APB, APB shall not be obligated to pay InforMax. For purposes of this Section 6, "net license fees and Maintenance Fees" means the license fees and Maintenance Fees owed by an End User for the Data Analysis Products excluding taxes and freight.

     6.2 LIFE SCIENCES MARKET.

         (a) For every license to the Data Analysis Products granted by APB, its Subsidiaries and Resellers to End Users in the Life Sciences Market, APB shall pay InforMax sixty percent (60%) of the net license fees and Maintenance Fees (to be paid at the time of the license grant) owed by each End User for the Data Analysis Products pursuant to such transaction.

         (b) In the event that an End User in the Life Sciences Market decides not to license the Data Analysis Products, but does license the InforMax Software on a standalone basis directly from InforMax, InforMax shall pay APB a fifteen percent (15%) of the net license fee paid to InforMax for such standalone license. Such payment shall be made to APB within fifteen (15) days after the last day of each calendar quarter in which a software license agreement has been executed for such standalone license, provided that APB has registered such End User as a prospect in accordance with the criteria established by the Parties pursuant to Section 5.8(b).

     6.3 BIOTECH MARKET.

         (a) For every license to the Data Analysis Products granted by APB, its Subsidiaries and Resellers to End Users in the Biotech Market, APB shall pay InforMax eighty percent (80%) of the net license fees and Maintenance Fees (to be paid at the time of the license grant) owed by each End User for the Data Analysis Products pursuant to such transaction.

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         (b) In the event that an End User in the Biotech  Market decides not to license the Data Analysis Products, but does license the InforMax Software on a standalone basis directly from InforMax, then InforMax shall pay APB ten percent (10%) of the net license fee paid to InforMax for such standalone license. Such payment shall be made to APB within fifteen (15) days after the last day of each calendar quarter in which a software license agreement has been executed for such standalone license, provided that APB has registered such End User as a prospect in accordance with the criteria established by the Parties pursuant to
Section 5.8(b).

     6.4 ANNUAL MAINTENANCE PAYMENTS. APB shall also be required to pay InforMax all recurring annual Maintenance Fees paid by each End User pursuant to the percentage amounts set forth in Sections 6.2 and 6.3 above. Such payments shall be paid within fifteen (15) days after the last day of each calendar quarter in which such annual Maintenance Fees were paid by the End User.

     6.5 MINIMUM PAYMENT AMOUNTS. The royalty base (i.e. the base amount on which license fees and Maintenance Fees will be paid) used for computing the license fees and Maintenance Fees to be paid by APB to InforMax pursuant to Sections 6.2 (a) and 6.3 (a) shall in no event be less than eighty five percent (85%) of the then-current suggested list price for the Data Analysis Products, except that APB shall be entitled during the term of this Agreement to apply a royalty base of less than eighty five percent (85%) in up to three (3) separate transactions in which APB has granted discounts greater than fifteen percent (15%) to the End User. In connection with any of the aforementioned three (3) exempt transactions, the applicable royalty base shall be the then-current suggested list price minus the discount granted by APB, provided however, that in the event of a transaction in which the Data Analysis Products are bundled with APB products or services other than the Data Analysis Products, the discount to be deducted can not be greater than any discount granted to the End User with respect to the bundled APB products or services.

     6.6 TAXES. APB agrees to bear and be responsible for the payment of all federal, state, local and foreign taxes, levies and assessments that arise under this Agreement, excluding any taxes based on InforMax's net income.

     6.7 REPORTS. Within sixty (60) days following the close of each calendar quarter, APB shall provide InforMax with a written report showing the revenues attributable to the Data Analysis Products for such quarter and the amount of and Maintenance Fees payable to InforMax with respect thereto. Such reports shall also specify the amount of revenues generated by each of APB, its Subsidiaries and its Resellers related to the Data Analysis Products. If there are no revenues in a calendar quarter, the report shall so state.

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     6.8 EXAMINATIONS AND AUDITS.

         (a) AUDIT BY INFORMAX. Not more than once per calendar year, upon the written request of InforMax and, except as otherwise provided below, at InforMax's expense, APB shall allow the books and records related to Data Analysis Products of APB and its Subsidiaries to be examined and audited by a reputable accounting firm selected by InforMax that is reasonably acceptable to APB for the purpose of determining APB's compliance with its payment obligations pursuant to this Section 6; provided, however, that APB receives at a minimum two (2) weeks prior written notice, the audit takes place during normal business hours and the auditors agree to keep such books and records confidential except for reasonable disclosures to InforMax in describing any noncompliance of APB or as needed by InforMax in enforcing this Agreement in the event of such reported noncompliance. In the event that any such examination or audit shall determine that payments actually paid during any period were less than 95% of the amount properly payable, APB shall pay the reasonable expenses actually incurred by InforMax in connection with such audit, in addition to paying all previously unpaid payments. InforMax and its representatives shall not use or disclose to any third parties the contents of such books and records except as reasonably necessary if there is a breach of this Agreement.

         (b) AUDIT BY APB. Not more than once per calendar year, upon the written request of APB and at APB's expense, InforMax shall allow the books and records of InforMax related to payment obligations set forth in Sections 6.2(c) and 6.3(c) to be examined and audited by a reputable accounting firm that is reasonably acceptable to InforMax; provided, however, that InforMax receives at a minimum two (2) weeks prior written notice, the audit takes place during normal business hours and the auditors agree to keep such books and records confidential except for reasonable disclosures to APB in describing any noncompliance of InforMax or as needed by APB in enforcing this Agreement in the event of such reported noncompliance.

     6.9 LICENSES TO UNNAMED END USERS. In the event that APB or its Subsidiaries or Resellers desire to license the Data Analysis Products to a prospective End User that is not in the Life Sciences Market or the Biotech Market, then the Parties shall mutually agree upon the terms and conditions for such desired license on a case-by-case basis.

SECTION 7 - INDEMNIFICATION

     (a) INTELLECTUAL PROPERTY RIGHTS INDEMNIFICATION. Subject to the limitations set forth below, InforMax shall indemnify, defend and hold harmless APB, its Subsidiaries and the End Users from and against all actions, damages, liabilities, costs and expenses, including reasonable attorney's fees and expenses, arising from any third party claim that use of the InforMax Software, the Marks and/or the Data Analysis Products, and any maintenance services related thereto, infringes any existing United States patent, copyright, trademark or trade secret.

     (b) INTELLECTUAL PROPERTY RIGHTS EXCLUSIONS. InforMax shall have no indemnification obligation under Section 7(a) or other liability for any infringement claim resulting or alleged to result from: (1) use of the Data Analysis Products or InforMax Software in combination with any equipment, software or data not approved for use by InforMax to the extent such combined use is directly the cause of the infringement; (2) use of the Data Analysis Products or InforMax Software in any manner for which the Data Analysis Products or InforMax

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Software was not designed;  (3)  modification  of the InforMax  Software or Data
Analysis Products by any party other than InforMax or InforMax's agent; or (4) the indemnified party's continued use of the allegedly infringing item after being notified thereof or after being informed and provided with modifications that would have avoided the alleged infringement.

         (c) INFRINGEMENT REMEDIES. In the event of an infringement claim relating to the Data Analysis Products or InforMax Software as described in
Section 7(a) above arises, or if InforMax reasonably believes that a claim is likely to be made, APB must discontinue use, distribution, marketing and copying of the infringing portion of the Data Analysis Products and InforMax Software when InforMax so requests in writing, provided that InforMax has made reasonable efforts to: (i) modify the InforMax Software or Data Analysis Products so that it becomes non-infringing but functionally equivalent; (ii) replace the InforMax Software or Data Analysis Products with material that is non-infringing but functionally equivalent; or (iii) obtain for the indemnified party the right to use the InforMax Software or Data Analysis Products.

         (d) PERSONAL INJURY AND PROPERTY DAMAGE INDEMNITY. Each Party shall indemnify, defend and hold harmless the other Party and its subsidiaries from and against all actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising from any third party claim for bodily injury or damage to real or tangible personal property to the extent caused by the gross negligence or willful misconduct of the indemnifying party or its employees or agents.

         (e) APB  INDEMNITY.  APB  shall  indemnify,  defend  and hold  harmless
InforMax  and  its   subsidiaries   from  and  against  all  actions,   damages,
liabilities, costs and expenses, including reasonable attorney's fees and expenses, arising from any third party claim related to APB's and/or its Subsidiaries' or Resellers' distribution, marketing or use of the InforMax Software and Data Analysis Products, other than claims described in 7(a) above.

         (f) INFORMAX INDEMNITY InforMax shall indemnify, defend and hold harmless APB and its Subsidiaries from and against all actions, damages, liabilities, costs and expenses, including reasonable attorney's fees and expenses, arising from any third party claim related to InforMax's and/or its subsidiaries' Maintenance in respect of the InforMax Software and Data Analysis Products, other than claims described in 7(a) above.

         (g) INDEMNIFICATION PROCEDURES. The obligations to indemnify, defend and hold harmless set forth above in Sections 7(a) and 7(e) will not apply unless the indemnified party (i) promptly notifies the indemnifying party of any matters in respect of which the indemnity may apply and of which the indemnified party has knowledge; (ii) gives the indemnifying party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof, provided that the indemnifying party shall not settle any such claim or action without the prior written consent of the indemnified party (which shall not be unreasonably withheld or delayed); and
(iii) cooperates with the indemnifying party, at the indemnifying party's cost and expense, in the defense or settlement thereof. The indemnified party may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice on a monitoring, non-controlling basis.

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SECTION 8 - WARRANTIES

     8.1 NO CONFLICT. Each Party represents and warrants that it has the right and power to enter into this Agreement and that this Agreement does not materially conflict with any existing obligation of the Party.

     8.2 INFORMAX'S REPRESENTATIONS AND WARRANTIES. InforMax represents and warrants the following:

         (a) At the time of Acceptance, the Data Analysis Products will be free of any viruses and malicious or harmful programs or instructions.

         (b) InforMax shall not include in its design or programming of the Data Analysis Products any computer time-bomb, kill switch, trap-door or other similar methods of disabling the Data Analysis Products either by date and time, remote access, failure to install the proper code to inactivate, or other method, excluding any feature or function of the Data Analysis Products identified in the Documentation or otherwise disclosed or known to APB.

         (c) InforMax is the sole owner of the InforMax Software, and to the extent the InforMax Software contains any third party products InforMax has valid licenses to grant the rights set forth herein, and the InforMax Software is free and clear of all claims, liens and demands of any other person or entity. To the knowledge of InforMax, the InforMax Software and the Data Analysis Products do not infringe on the intellectual property rights of any third party.

         (d) InforMax has the full power, authority and right to grant to APB all of the rights granted under by this Agreement and the granting of such rights does not violate the rights of any other person or entity.

         (e) The services performed by InforMax hereunder shall be performed in a professional and workmanlike manner in accordance with industry standards.

         (f) The Data Analysis Products will materially conform to and function in all material respects in accordance with the Specifications.

     8.3 APB'S  REPRESENTATIONS  AND  WARRANTIES.  APB  hereby  represents   and
warrants the following:

         (a) APB shall discharge its obligations hereunder in a professional and workmanlike manner in accordance with industry standards.

         (b) APB shall not grant to its Subsidiaries or Resellers any rights greater than those that InforMax has granted to APB hereunder.

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     8.4  REMEDIES.  In the event that  either  Party  fails to comply  with its respective obligations specified in Sections 8.2(e) and 8.3(a)-(b), the other Party, without limiting any other remedy available to it under law or equity, may at its option, require the breaching Party to use commercially reasonable efforts to cure such breach.

     8.5 DISCLAIMERS. EXCEPT AS PROVIDED HEREIN, EACH PARTY DIS-CLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR, IMPLIED, INCLUDING WITHOUT LIMITATION ALL WARRANTIES OF MERCHANT-ABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING, USAGE, TRADE OR PRACTICE. INFORMAX SPECIFI-CALLY DISCLAIMS THAT THE INFORMAX SOFTWARE AND THE DATA ANALYSIS PRODUCTS WILL OPERATE UNINTERRUPTED OR ERROR FREE.

SECTION 9 - LIMITATION OF LIABILITY

     9.1 LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY AND ITS SUBSIDIARIES ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, WARRANTY, TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNT PAID BY APB TO INFORMAX UNDER THIS AGREEMENT DURING THE THIRTY-SIX (36) MONTH PERIOD PRECEDING THE DATE OF SUCH CAUSE OF ACTION. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, OR ANY LOSS OF DATA, SOFTWARE, OR PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THEREOF. THE PARTIES HAVE AGREED THAT THE LIMITATIONS SPECIFIED IN THIS SECTION
9.1  WILL  SURVIVE  AND  APPLY  EVEN IF ANY  LIMITED  REMEDY  SPECIFIED  IN THIS
AGREEMENT IS FOUND TO HAVE FAILED ITS ESSENTIAL PURPOSE. THIS AGREEMENT, INCLUDING ITS DISCLAIMERS AND LIMITATIONS ON LIABILITY, REPRESENTS A MUTUALLY AGREED UPON ALLOCATION OF RISK BY THE PARTIES.

SECTION 10 - CONFIDENTIALITY

    10.1 CONFIDENTIALITY.

         (a) DEFINITION. The term "Confidential Information" shall mean any and all information or proprietary materials (in every form and media) not generally known by the public and which has been or is hereafter disclosed or made available  by either  Party (the  "Disclosing  Party")  to the other  Party (the
"Receiving Party") in connection with the efforts contemplated hereunder, including, without limitation (i) all trade secrets, (ii) existing or contemplated products, services, designs, technology, source code, algorithms, processes, technical data, engineering, techniques, methodologies and concepts and any information related thereto, and (iii) information relating to business plans, sales, financial and accounting data, or marketing methods and customer lists or requirements.

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         (b)  CONFIDENTIAL  INFORMATION.  Both Parties  acknowledge  that either
Party may receive Confidential Information from the other Party under this Agreement, including information designated as confidential at the time of disclosure, which the Receiving Party could have reasonably determined is confidential, or is marked as "confidential" or summarized in writing as
Confidential  Information  within  a  reasonable  time  after  disclosure.   The
Receiving Party shall disclose the Disclosing Party's Confidential Information only to persons within the Receiving Party having the need to know the information for the purpose of this Agreement. The Receiving Party shall treat Confidential Information as it does its own valuable and sensitive information of a similar nature, and, in any event, with not less than reasonable care. Upon the Disclosing Party's written request, the Receiving Party shall return or certify the destruction of all Confidential Information.

         (c) EXCEPTIONS. The obligations of either Party under Section 10.1(b) will not apply to information that the Receiving Party can demonstrate (i) was in its possession at the time of disclosure and without restriction as to confidentiality, (ii) at the time of disclosure is generally available to the public or after disclosure becomes generally available to the public through no breach of agreement or other wrongful act by the Receiving Party, (iii) has been received from a third party without restriction on disclosure and without breach of agreement or other wrongful act by the Receiving Party, (iv) is independently developed by the Receiving Party without regard to the Confidential Information of the other Party, or (v) is required to be disclosed by law or order of a court of competent jurisdiction or regulatory authority, provided that the Receiving Party shall furnish prompt written notice of such required disclosure and reasonably cooperate with the Disclosing Party, at the Disclosing Party's cost and expense, in any effort made by the Disclosing Party to seek a protective order or other appropriate protection of its Confidential Information.

         (d) INJUNCTIVE RELIEF. Failure on the part of either Party to abide by this Section 10 will cause the other Party irreparable harm for which damages, although available, will not be an adequate remedy at law. Accordingly, the Party that will be harmed shall have the right to obtain an injunction to prevent any further violations of this Section 10 and may recover court costs and reasonable attorney fees incurred by such Party in the enforcement of this
Section 10 in the event that such Party is successful in obtaining such injunction.

SECTION 11 - SPECIAL PROVISIONS

     11.1 TRADEMARKS. Nothing in this Agreement grants to either Party the right to use any trademark or service mark or commercial symbol or logo of the other Party except as expressly provided in Section 3.1.

     11.2 COMPLIANCE WITH LAWS. Both Parties shall comply with all applicable laws, rules and regulations concerning this Agreement. APB shall be responsible for obtaining any approval, license or authorization by, and any registration or filing with, any government or agency needed for this Agreement or the world-wide use and distribution contemplated by this Agreement. Upon APB's request and at APB's expense, InforMax will provide reasonable assistance to assist APB in obtaining any approval, license or authorization by, and any registration or filing with, any government or agency needed for this Agreement or the world-wide use and distribution contemplated by this Agreement.

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     11.3  SOURCE  CODE  ESCROW.  APB  shall  be  entitled  to  be  named  as  a beneficiary under InforMax's standard source code escrow agreement for the InforMax Software, the form of which is attached hereto as Exhibit D.

SECTION 12 - TERM AND TERMINATION

     12.1 TERM OF AGREEMENT. The term of the this Agreement shall be twenty (20) years unless terminated by mutual written agreement of the Parties or as otherwise provided in this Agreement.

     12.2 BREACH. Except as otherwise set forth herein, if APB breaches this Agreement in any material respect and fails to cure such breach within thirty
(30) days of written notice of such breach, then InforMax may terminate this Agreement. This right to terminate this Agreement shall be in addition to, and shall in no way limit, any other remedies, damages and relief to which InforMax may be entitled. Except as otherwise set forth herein, if InforMax breaches this Agreement in any material respect and fails to cure such breach within thirty
(30) days of written notice of such breach, then APB may terminate this Agreement. This right to terminate this Agreement shall be in addition to, and shall in no way limit, any other remedies, damages and relief to which APB may be entitled.

     12.3 EFFECT OF TERMINATION/EXPIRATION. Upon expiration or termination of this Agreement, (i) APB shall have no further rights under this Agreement with respect to InforMax Software and shall cease all use, copying and distribution thereof; (ii) InforMax shall immediately deliver to APB a copy of the Jointly Developed Code (whether complete or not); (iii) APB and its Subsidiaries may continue to provide support to these End Users; and (iv) to the extent necessary and permitted by the source code escrow agreement attached hereto as Exhibit D, APB shall be entitled to a copy of the portions of the InforMax Software source code necessary for APB to continue to provide support to End Users. Any End User License Agreements granted to End Users prior to termination or expiration of this Agreement may continue in effect and unaffected by such termination.

SECTION 13 - GENERAL PROVISIONS

     13.1 GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the state of Delaware.

     13.2 ENTIRE AGREEMENT. This Agreement (including its Exhibits): (i) represents the entire agreement between the Parties relating to the subject matter of this Agreement, (ii) supersedes all prior agreements, understandings, letters, representations and warranties relating to the subject matter of this Agreement, whether written or oral, and (iii) may only be amended by a writing signed by duly authorized representatives of both Parties.

     13.3 ASSIGNMENT. In the absence of the other Party's prior written consent, neither Party shall have the right or the power to assign or transfer this Agreement. Notwithstanding the

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foregoing:  (i) APB may, without  InforMax's prior written consent,  assign this
Agreement to its Subsidiary, provided that APB first guarantees to InforMax such Subsidiary's compliance with this Agreement; and (ii) either Party, may, without the other Party's prior written consent, assign this Agreement to a third party in the event of a sale of all or substantially all of its assets or in the event of a merger or consolidation in which the assigning Party is not the surviving entity or there is a change of control of such assigning Party, provided, however, that APB shall have the right to terminate this Agreement in the event of any such assignment provided that APB has not yet accepted the first Data Analysis Product.

     13.4 NOTICES. All notices and consents permitted or required under this Agreement must be in writing and shall be delivered in person, by first class, priority or express mail, by registered or certified mail, or by commercial courier (e.g., Federal Express or U.P.S.) to the other Party at the address set forth at the beginning of this Agreement or such substitute address as either Party may specify by written notice for itself. All notices shall be effective upon receipt.

     13.5 HEADINGS. Headings used herein are for convenience only and shall not be used to broaden or limit this Agreement.

     13.6 SEVERABILITY. If any provision in this Agreement is invalid or unenforceable, such provision shall be construed, limited, or if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability, and all other provisions of this Agreement shall remain in effect.

     13.7 DISPUTE RESOLUTION. In the event of any dispute between the Parties relating to this Agreement or its subject matter, they shall first seek to amicably resolve or settle the dispute in good faith by mutual agreement. If the Parties have not reached a resolution or settlement within fifteen (15) days of the provision of notice by one Party to the other Party of its intent to invoke its rights under this Section 13.7, then either Party may after such fifteen
(15) day period submit the dispute to arbitration, and if so submitted, shall be finally settled by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association or its successor. In the event of any conflict between such rules and this Section 13.7, this Section
13.7 shall govern. The Parties shall attempt to mutually agree upon a neutral arbitrator. If the Parties cannot reach such agreement, they shall request the American Arbitration Association or its successor to designate a neutral arbitrator. Such arbitrator shall not render a decision that is in conflict with the terms and conditions agreed upon by the Parties in this Agreement. The arbitration shall be conducted in New Jersey if the arbitration is demanded by or initiated by InforMax and shall be conducted in Maryland if the arbitration is demanded by or initiated by APB. The institution of any arbitration proceeding hereunder shall not relieve any Party of its obligation to make undisputed payments under this Agreement. The decision by the arbitrator shall be binding and conclusive upon the Parties, their successors, assigns and trustees and they shall comply with such decision in good faith, and each Party hereby submits itself to the jurisdiction of the State and Federal courts of the place where the arbitration is held, but only for the entry of judgment or for the enforcement of the decision of the arbitrator hereunder. Judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything herein to the contrary, neither Party has any obligation to arbitrate any claims relating to the infringement or violation of its copyrights or other intellectual property or the unlicensed use, disclosure or transfer of any Data Analysis Products. Such Party may assert such claims in any court of competent jurisdiction at any time.

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


     13.8 RELATIONSHIP. Neither Party is the partner, joint venturer, agent or representative of the other Party. Each Party is an independent contractor. There is no employment relationship between the Parties. Neither Party has the authority to make any representations or warranties or incur any obligations or liabilities on behalf of the other Party. Neither Party shall make any representation to a third party inconsistent with this Section 13.8.

     13.9 CONSTRUCTION. This Agreement represents the wording selected by the Parties to define their agreement and no rule of strict construction shall apply against either Party. Whenever the context reasonably permits, the singular shall include the plural, the plural shall include the singular, and the whole shall include any part thereof.

     13.10 WAIVER. Any waiver of, or promise not to enforce, any right under this Agreement shall not be enforceable unless evidenced by a writing signed by the Party making said waiver or promise.

     13.11 EMPLOYEE HIRING. Neither Party will hire a current employee of the other Party who performs in any capacity under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, neither Party shall be restricted from hiring an employee of the other Party by means of general advertisement.

     13.12 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

     13.13 SURVIVAL. The following sections shall survive termination of this Agreement and remain in effect: 2.5, 6, 8.5, 9, 10, 11, 12 and 13.

     13.14 EXECUTION. This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Each of the persons signing below represent that they are duly authorized to execute this Agreement for and on behalf of the Party for whom they are signing.

                            [SIGNATURE PAGE FOLLOWS]




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



         IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Data Analysis Products Development and Distribution Agreement as of the date set forth above.

AMERSHAM PHARMACIA BIOTECH, INC.:           INFORMAX, INC.:


By: /s/ Peter B. Coggins                    By: /s/ Alexander Titomirov
   --------------------------------            ---------------------------------

Name:   Peter B. Coggins                    Name: Alexander Titomirov
     ------------------------------              -------------------------------

Title: V.P. Drug Discovery                  Title: President/CEO
      -----------------------------               ------------------------------




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



                                    EXHIBIT A

A.   DEVELOPMENT PLATFORM DOCUMENTATION:

     I. A written description of the tools used for designing the integration capability supported in the GenoMax system.

     II. A written description of the middleware application programming interfaces (APIs) that exist for integrating tools as is presently done with GenoMax. This documentation shall include an enumeration of all internal development APIs and object definitions, along with definitions of how these APIs are used along with examples of use. The documentation shall include references to : internal object data models; APIs for reading in and writing out objects; APIs for updating and modifying; APIs and instructions for adding new databases/data models to GenoMax; APIs and configuration for integrating new GUI based JAVA tools into GenoMax; API instructions for tightly integrating external tools so that they can update database structures; APIs for all "hook" functionality of all current and near future GenoMax modules. All additional collateral documents, if any, necessary or helpful in compiling the above.

B.   Data Analysis Products Technical Specifications:  [To be provided]

C.   Acceptance Testing Criteria:  [To be provided]

D.   Formal Development Plan:  [To be provided]





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                                    EXHIBIT B

A.   InforMax Software:


     (i)   Vector NTI


     (ii)  GenoMax



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                                    EXHIBIT C

A. The following trademarks, service marks and logos are licensed for use to APB pursuant to the terms of the Agreement:

     (i)  The following are registered trademarks of InforMax:

               ALIGNX

               BIOPLOT

               INFORMAX (stylized with logo)

               VECTOR NTI

     (ii) InforMax is pursuing trademark registration of the following:

               CONTIGEXPRESS

               INFORMAX (word only)

               GENOMAX

               HIGH-THROUGHPUT RESEARCH

               HTR

               HTR PARTNERS PROGRAM

               PROTEOMAX

               RESEARCHLOGIC

               RESEARCHLOGIC EXTENSION

               SOFTWARE SOLUTION for BIO-MEDICINE

               SSBM

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


                                    EXHIBIT D

A.  InforMax standard source code escrow agreement: (see attached)







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